Exhibit 10.2

VOTING AGREEMENT

This agreement is dated November 8, 2026, and is between CKX Lands, Inc. (the “Company”) and the undersigned stockholder (“you”).

1. Background. The Company is agreeing to an investment transaction with Jacobs Private Equity II, LLC and other investors (the “Deal”). As part of the Deal, Company stockholders will be asked to approve: (a) the investment and the other transactions in the Investment Agreement between the parties; (b) moving the Company from Louisiana to Delaware; (c) a new certificate of incorporation, including a reverse stock split; (d) an equity incentive plan; and (e) related matters contemplated by the Investment Agreement.

2. Your shares. This agreement covers all Company common stock that you or your affiliates own or control the vote of, plus any shares you or your affiliates acquire later (the “Shares”). Today, you and your affiliates own or control 369,610 Shares.

3. You will vote for the Deal. You agree to vote or cause to vote all of your or your affiliates’ Shares (or give an officer of the Company a proxy to vote these Shares) for the approval of the items listed above at any stockholder meeting, as well as any adjournment or postponement of the meeting. You also agree to vote against any other transaction that would block or impair the Deal.

4. You will not sell your Shares. You will not sell, give away, transfer, pledge or hedge your Shares.

5. When this agreement ends. This agreement ends when Company stockholders approve the Deal or the Deal is terminated.

Signatures:

CKX Lands, Inc.

/s/ William Gray Stream
By: William Gray Stream Title: President

Ottley Properties, LLC

/s/ Michael B. White
By: Michael B. White Title: Manager